Exhibit 10.18

August 16th, 2005

Dear Ms. Tilghman,

Google Inc. (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”) effective as of the date of our next regularly-scheduled Board meeting, currently expected to be September 30, 2005. What follows is some information on the benefits available to you as a director of the Company (a “Director”).

As compensation for your services to the Company, you will be granted two initial equity grants. The first grant will be an option to purchase 12,000 shares of Google Class A common stock. This will be a non-qualified stock option with an exercise price equal to the closing fair market value of the underlying stock on the date of grant. The shares underlying the option will vest at the rate of 1/5th on the date one year after you commence service as a Director and an additional 1/60th each month thereafter, subject to your continued service as a Director on the applicable vesting date. The second grant will be in the form of 6,000 Google Stock Units (GSUs). Each GSU will entitle you to one share of Google Class A common stock when the GSU vests. Your GSUs will vest at the rate of 1/5th on the date one year after you commence service as a Director and an additional 1/20th each quarter thereafter, subject to your continued service as a Director on the applicable vesting date. Board grants take place on the first business day of the month following the date on which the Board approves the grant and you commence service on the Board. The option and GSUs shall be subject to the terms and conditions of the Company’s 2004 Stock Plan and their respective grant agreements, all of which documents are incorporated herein by reference.

You shall also be reimbursed for all reasonable expenses incurred by you in connection with your services to the Company, including reimbursement for first-class air travel. If on occasion commercial air travel makes attending Company business impractical, then the Company will pay for your reasonable travel expenses via private aircraft. All expense reimbursements are in accordance with established Company policies.

Board meetings are generally held on site at the Company quarterly and we would hope that your schedule would permit you to attend all of the meetings. In addition, there may be telephonic calls to address special projects that arise from time to time. The Board has delegated certain duties to other committees, which you may be asked participate on.

Nothing in this offer or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate and original letter and returning them to me.

Shirley, I am looking forward to you joining the Company’s Board of Directors. I believe you will make a significant contribution to the Company and will help us to navigate our way through the future direction of the Company.

Sincerely,

Google Inc.

/s/ John L. Hennessey

John L. Hennessey

on behalf of the Nominating Committee

ACCEPTED AND AGREED TO this

30 day of August, 2005

/s/ S.M. Tilghman

Ms. Shirley Tilghman

Enclosure: Duplicate Original Letter